Exhibit 5.1

Telephone: (03) 9635-1500 Facsimile: (03) 9654-2422 WWW.SULLCROM.COM	101 Collins Street Melbourne 3000 Australia ______________________ Sydney Beijing • Hong Kong • Tokyo los angeles • New York • Palo Alto • washington, D.C. Brussels • Frankfurt • london • paris

September 14, 2026

First Hawaiian, Inc.,

999 Bishop Street, 29th Floor,

Honolulu, Hawaii 96813.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 68,611,250 shares (the “Securities”) of common stock, par value $0.01 per share, of First Hawaiian, Inc., a Delaware corporation (the “Company”) to be issued pursuant to the Agreement and Plan of Reorganization and Merger, dated as of July 12, 2026, by and among the Company, TriCo Bancshares, a California corporation, and Horizon Merger Sub, Inc., a California corporation (the “Merger Agreement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued and delivered pursuant to the Merger Agreement, as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

First Hawaiian, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell